EXHIBIT 4.2

(ON CARTER LEDYARD & MILBURN LETTERHEAD)


February 22, 2002



Nuveen Tax-Free Unit Trust, Series 1284
c/o Nuveen Investments,
as Depositor of
Nuveen Tax-Free Unit Trust, Series 1284
333 West Wacker Drive
Chicago, Illinois 60606
RE:  Nuveen Tax-Free Unit Trust, Series 1284


Dear Sirs:


We hereby consent to the reference to our firm under the caption "Tax Status" in the Registration Statement and related Prospectus of Nuveen Tax-Free Unit Trust, Series 1284 for the registration of units of fractional undivided interest in the Fund in the aggregate principal amount as set forth in the Closing Memorandum dated today's date.


Very truly yours,

/s/ CARTER, LEDYARD & MILBURN

CARTER, LEDYARD & MILBURN